Exhibit 99.1
For release at 1:05 PM PST, March 14, 2011
BigBand Announces a Change to the Board of Directors
REDWOOD CITY, Calif., March 14, 2011 (BUSINESS WIRE) — BigBand Networks, Inc., (NASDAQ: BBND), a leader in digital video networking, today announced a change to its Board of Directors intended to enhance Board independence. The Company has appointed Erez Rosen to its Board.
Erez Rosen has held a number of executive-level roles in finance at leading manufacturing and technology companies. He served as the Chief Financial Officer of Aladdin Knowledge Systems, where he co-led the company into becoming a global leader in IT Security. He also served as the Controller for BASF Italia, a subsidiary of the leading multinational organization, BASF Group. Currently, Mr. Rosen is the Founder of the Rosen Group, a financial consulting firm headquartered in Tel Aviv, Israel. Mr. Rosen serves on the Board of Directors of several companies in Israel, including Inspire Investments, Davidoff Group and Starcom Systems. He received an MBA from INSEAD in France and a B.A in Economics from Hebrew University of Jerusalem and attended The General Managers Program at Harvard Business School.
“We are thrilled to add Erez’s expertise and background to our already strong Board of Directors,” commented Amir Bassan-Eskenazi. “We expect him to contribute significantly to our strategy and to our Audit Committee, especially as we look at market expansion and achieving our product and financial goals.”
In addition, the Company announced that Ran Oz will be stepping down from the Board of Directors and as Chief Technology Officer. Mr. Oz will remain with the Company to advise the CEO and the management team on technology strategy. The Office of the CTO will report into Rajive Dhar, Senior Vice President of Corporate Development and Strategic Planning at BigBand.
“We want to thank Ran for his years of service on the Board of Directors and contributions to driving BigBand’s technology innovation,” continued Bassan-Eskenazi. “We respect and support his desire to spend more time with his family and look forward to his continued engagement with BigBand as a strategic advisor to the management team.”
About BigBand Networks
BigBand Networks, Inc. [NASDAQ: BBND] provides broadband service providers with innovative digital video networking solutions designed to make it easier to move, manage and monetize video. These solutions are based on BigBand’s video-networking platforms that are built to enable efficient and reliable delivery across a wide range of services, including digital TV, high definition TV, advanced advertising, IPTV, video-on-demand and interactive TV. BigBand Networks has done business with more than 200 customers in North America, Asia and Europe — including seven of the ten largest cable and telco service providers in North America. BigBand Networks is based in Redwood City, Calif., with offices worldwide. For additional information about the company, please call +1.650.995.5000, email info@bigbandnet.com or visit www.bigbandnet.com.
BigBand Networks’ brand and product names are service marks, trademarks or registered trademarks of BigBand Networks, Inc. in the United States and other countries. All other marks are the property of their respective owners.